Joby Reports Second Consecutive Quarter of
Record Certification Progress, Appoints CFO
James “Buddy” Denham at the controls of a Joby aircraft in the skies over Marina, CA. Joby Aviation photo
Santa Cruz, CA, May 07, 2025 — Joby Aviation, Inc. (NYSE:JOBY), a company developing electric air taxis for commercial passenger service, today issued its First Quarter 2025 Shareholder Letter detailing the company’s operational and financial results for the period ending March 31, 2025. The company will host a live audio webcast of its conference call to discuss the results at 2:00 p.m. PT (5:00 p.m. ET) today.
Joby also announced today the appointment of Rodrigo Brumana as Chief Financial Officer, effective May 29, 2025. Brumana is a seasoned Silicon Valley CFO, with experience scaling complex global finance operations at HP, Amazon, eBay and, most recently, Poshmark. Earlier in his career, Brumana worked in complex manufacturing at Fairchild Semiconductor and Palm, Inc.
First Quarter 2025 Highlights include:
•Record Certification Progress: We made record progress on the certification of our aircraft for a second quarter in a row, reinforcing Joby’s leadership position in our sector.
•Pilot-on-Board Transition Flights: We became the first electric air taxi company to move to routine transition flights with a pilot onboard the aircraft, marking a critical step towards starting FAA flight testing.

•Partnership with Virgin Atlantic: We formed a partnership with Virgin Atlantic to launch air taxi services in the UK, starting with their hubs at London Heathrow and Manchester.
•Strong Balance Sheet: We ended the quarter with $813 million in cash and short-term investments, not including the additional $500 million commitment from Toyota.
•Fifth Aircraft from Pilot Production Line: The fifth aircraft to be produced on our Pilot Production Line in Marina, CA has been powered on for the first time.
•Expanded Manufacturing Facility: Our expanded manufacturing facility, which more than doubles our existing footprint in Marina, CA, is nearing completion and is set to be handed over next month.
Commenting on Joby’s first quarter results, JoeBen Bevirt, founder and CEO, said: “I’m confident that the incredible progress we have made this quarter – the tangible progress on certification, the demonstrated flight hours and transition flights, and rolling yet another aircraft off our production line - puts Joby firmly in a leadership position in our sector.
“With the US government leaning in on both the state and the federal level and the Joby team not just delivering, but accelerating, we are securing America’s leadership role in the adoption of this important new technology.
“This quarter’s move to routine inhabited transition flight was a key moment on that journey, marking a critical unlock toward beginning TIA flights with the FAA, and I’m proud of the dedication and professionalism of the Joby team behind this achievement.”
Commenting on the appointment of Rodrigo Brumana as CFO, Bevirt added, “We’re excited to welcome Rodrigo back to his roots in hardware. We were impressed by his strong track record of driving growth at global companies and his focus on efficient operations. I’m confident his pragmatic and tactical approach will serve Joby well as we scale our manufacturing and prepare for commercial operations.”
Joby ended the first quarter of 2025 with $813 million in cash, cash equivalents, and investments in marketable securities. This balance does not include expected Toyota investments totaling $500 million, to be made in two equal tranches of $250 million1. Joby and Toyota have finalized the agreements necessary to close the first tranche of the investment from Toyota, which is expected to be reflected in the company’s Q2 cash balance.
First Quarter Financial Results Webcast Details:
What: Joby First Quarter 2025 Financial Results Webcast
When: Wednesday, May 07, 2025
Time: 2:00 p.m. PT (5:00 p.m. ET)
Webcast: Upcoming Events (https://ir.jobyaviation.com/news-events/ir-calendar) section of the company website (www.jobyaviation.com).
If unable to attend the webcast, to listen by phone, please dial 1-877-407-9719 or 1-201-378-4906. A replay of the webcast will be available on the company website following the event.
1 The Toyota investment is subject to closing conditions described in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2024, and is not guaranteed.

About Joby
Joby Aviation, Inc. (NYSE:JOBY) is a California-based transportation company developing an all-electric, vertical take-off and landing air taxi which it intends to operate as part of a fast, quiet, and convenient service in cities around the world. To learn more, visit www.jobyaviation.com.
Forward Looking Statements
This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft, the growth of our manufacturing capabilities, our regulatory outlook, progress and timing, and expected manufacturing and flight test capabilities and timing; plans and timing related to certification and operation of our aircraft in the United Arab Emirates; the expected timing of the Toyota investment; potential routes and vertiport locations for our services; our business plan, objectives, goals and market opportunity; plans for, and potential benefits of, our strategic partnerships, including our partnership with Virgin Atlantic; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our air taxi service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project; complexities related to obtaining certification and operating in foreign markets, including the need to negotiate additional definitive agreements related to such operations; our ability to satisfy the closing conditions, including the negotiation of certain agreements and required shareholder approvals, required to receive the additional investment from Toyota on the expected timelines or at all; the competitive environment in which we operate; our future capital needs; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this shareholder letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
Contact Details
Investors:
investors@jobyaviation.com
Media:
press@jobyaviation.com